Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $26.8 MILLION
Results reflect assumptions related to the Coronavirus Pandemic

Rockland, Massachusetts (April 23, 2020) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2020 first quarter net income of $26.8 million, or $0.78 per diluted share, compared to net income of $47.5 million, or $1.38 per diluted share, reported in the fourth quarter of 2019. First quarter results were negatively impacted by an elevated provision for credit losses of $25.0 million, which was calculated under the Current Expected Credit Loss ("CECL") accounting standard which became effective January 1, 2020. Assumptions regarding the impact of the Coronavirus ("COVID-19") pandemic were the primary driver of the credit loss provision. Please refer to Appendix C for additional information regarding the Company's CECL implementation and Appendix E for details about loan exposures that potentially could be deemed "at risk" as a result of COVID-19.

Rockland Trust has taken many actions in response to the COVID-19 pandemic and continues to closely monitor its impact on our colleagues, customers, and the communities we serve. The safety of our colleagues and customers, while simultaneously continuing to serve customer needs, is our top priority. Please refer to Appendices D to G for information about customer accommodations and other actions taken in response to the COVID-19 pandemic, including information regarding loan exposure and modifications, line of credit utilization, and Paycheck Protection Program ("PPP") loan volume.

“Rockland Trust is committed to striving to help our customers, our communities, and our colleagues as we face COVID-19 together,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Rockland Trust colleagues have pulled together like never before and the level of discretionary effort and commitment demonstrated by my colleagues to each other, to our customers, and to our communities is truly inspiring. I thank each and every one of my colleagues for their extraordinary efforts. Rockland Trust is anchored by a strong capital position, ample sources of liquidity, and strong core deposits. We believe we are well-positioned as we move forward during this unprecedented time.”

BALANCE SHEET

Total assets of $12.0 billion at March 31, 2020 increased by $585.1 million, or 5.1%, from the prior quarter, and increased by $3.0 billion, or 33.2%, as compared to the year ago period.

Total loans rose by $42.8 million, or 0.5% (1.9% annualized) when compared to the prior quarter. The commercial portfolio experienced growth of 1.6% (6.3% annualized) during the first quarter, driven primarily by solid closings across all categories, offset by continued attrition, including within the recently acquired Blue Hills Bank ("BHB") loan portfolio. The consumer portfolio decreased as compared to the linked quarter, as the Company continues to sell a majority of its residential production into the secondary market, while home equity balances increased 4.4% (on an annualized basis).

Deposit balances of $9.4 billion at March 31, 2020 increased by $268.8 million, or 2.9%, (11.8% annualized) from the prior quarter, driven by strong growth in business, consumer, and municipal deposit balances across all core deposit categories. Time deposits declined by 9.0% from the prior quarter due primarily to the maturities of brokered certificates of deposits. Total cost of deposits for the quarter remained at 0.48%, as purchase accounting adjustments offset rate changes initiated later in the quarter.

The securities portfolio increased by $46.1 million, or 3.9%, when compared to the prior quarter, reflecting $113.8 million of purchases partially offset by paydowns, called securities, and maturities.

Total borrowings increased by $242.9 million, or 80.1%, compared to the prior quarter, comprised primarily of short-term, low cost Federal Home Loan Bank advances, reflecting proactive actions to increase on-balance sheet liquidity during this current environment of economic uncertainty. In addition, the Company entered into an interest rate swap on $100 million of these short-term borrowings, maturing in three years.

Stockholders' equity at March 31, 2020 remained consistent with December 31, 2019 levels at $1.7 billion. During the quarter, the Company executed on its previously announced stock repurchase plan for 1.5 million shares, repurchasing 1.2 million shares of common stock, at a $73.2 million cost, prior to the quarter end. The Company repurchased the remaining 300,000 shares in early April, completing the repurchase of all 1.5 million shares under the plan at an average share price of $63.39. Also affecting stockholders' equity was the impact of the January 1, 2020 adoption of CECL, which resulted in a nominal difference that was recorded as a direct adjustment to retained earnings, with a more significant level of loan provision being recognized and reflected in net income for the quarter and ending capital as of March 31, 2020. While regulatory relief options are available to defer CECL impacts, the Company has chosen not to exercise those options and will therefore not have a difference between book and regulatory capital due to CECL. Stockholders' equity increased by 52.1% when compared to the year ago period, reflecting the issuance of common stock associated with the BHB acquisition, partially offset by the repurchase of 1.2 million shares under the Company stock repurchase plan. Book value per share increased by $0.81, or 1.6%, to $50.50 during the first quarter as compared to the linked quarter. The Company's ratio of common equity to assets of 14.02% decreased by 97 basis points from the prior quarter and increased by 174 basis points from the same period a year ago. The Company's tangible book value per share at March 31, 2020 was $34.46, which rose from the prior quarter by $0.35, or 1.0%, and is now 16.3% higher than the year ago period. The Company's ratio of tangible common equity to tangible assets of 10.01% at March 31, 2020 is 79 basis points below the prior quarter and 45 basis points above the year ago period.

NET INTEREST INCOME

Net interest income for the first quarter decreased 5.7% to $94.3 million compared to $100.0 million in the prior quarter. The 2020 first quarter net interest margin of 3.74% represents a reduction of 16 basis points from the prior quarter, and reflects continued yield compression from 2019 Federal Reserve rate cuts, additional rate cuts during March of 2020, and a decrease in purchase accounting loan accretion income which totaled $866,000 for the first quarter as compared to $3.4 million in the prior quarter.

NONINTEREST INCOME

Noninterest income of $26.4 million in the first quarter of 2020 was $6.9 million, or 20.6%, lower than the prior quarter. Significant changes in noninterest income in the first quarter compared to the prior quarter included the following:

•
Service charge income and interchange and ATM fees decreased by $285,000, or 5.4%, and $809,000, or 14.2%, respectively, due primarily to seasonality and decreased overall activity due to COVID-19 pandemic limitations on customer behavior.

•	Investment management income decreased by $801,000, or 10.5%, primarily due to a significant decline in market valuation. Assets under administration at March 31, 2020 decreased 12.5% to $4.0 billion.

•
Mortgage banking income decreased by $2.4 million, or 73.7% . Despite strong closing volumes and a significant pipeline as of March 31, 2020, the sharp reductions in rates caused severe secondary market disruption and uncertainty over pipeline closing assumptions throughout the mortgage market, leading to significant declines in value over various hedging positions. In addition to the reduced hedge values, the Company also recorded a $661,000 loss related to the valuation of mortgage servicing assets.

•	Loan level derivative income increased by $1.4 million, or 66.1%, as a result of increased customer demand in the quarter.

•
Other noninterest income decreased by $4.2 million, or 53.4%. The decrease is attributable primarily to a one- time $3.1 million insurance recovery recognized during the fourth quarter of 2019, related to a claim settlement on a BHB loan that was fully charged off prior to the acquisition. Other decreases in the quarter included reduced gains on the sale of fixed assets and reduced capital gain distributions received on equity securities.

NONINTEREST EXPENSE

Noninterest expense of $66.8 million in the first quarter of 2020 was $605,000, or 0.9% lower than the prior quarter. Significant changes in noninterest expense in the first quarter compared to the prior quarter included the following:

•	Salaries and employee benefits expense decreased by $415,000, or 1.1%, due primarily to reduced incentive expense.

•	Occupancy and equipment expense increased by $219,000, or 2.4%, primarily due to increased software and equipment expense.

•
Other noninterest expense decreased by $434,000, or 2.3%, largely due to decreases in the reserve for unfunded commitments, consultant fees, and system conversion costs, partially offset by increases in unrealized loss on equity securities, recruitment expense, and loss on the sale or disposition of fixed assets.

The tax rate for the quarter includes a $4.7 million discrete tax benefit recognized in the quarter associated with revised net operating loss (NOL) carryback provisions included in the federal Coronavirus, Aid, Relief and Economic Security Act ("CARES Act"). Excluding this discrete benefit, the tax rate would have been approximately 25%.

The Company generated a return on average assets and a return on average common equity of 0.94% and 6.22%, respectively, in the first quarter of 2020, as compared to 1.64% and 11.06%, respectively, for the prior quarter.

ASSET QUALITY

During the first quarter of 2020, the Company recorded total net charge-offs of $384,000, or 0.02% of average loans on an annualized basis. Nonperforming loans of $48.0 million at March 31, 2020 remained consistent with the prior quarter, with nonperforming loans as a percentage of gross loans also remaining steady at 0.54%. When compared to the year ago period, total nonperforming assets have increased by $4.7 million, or 10.9%. At March 31, 2020, delinquency as a percentage of loans was 0.33%, representing an increase of four basis points from the prior quarter.

The allowance for credit losses on loans was $92.4 million at March 31, 2020, as compared to $67.7 million at December 31, 2019. As previously noted, the Company recorded a $25.0 million provision for credit losses during the first quarter of 2020, in order to reserve for current expected credit losses in the Bank's loan portfolio, driven primarily by anticipated COVID-19 pandemic impacts. The Company’s allowance for credit losses as a percentage of loans was 1.04% and 0.76% at March 31, 2020 and December 31, 2019, respectively.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 24, 2020. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10138816 and will be available through May 8, 2020. Additionally, a webcast replay will be available until April 24, 2021.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Continually recognized for its impressive financial performance and its outstanding culture for employees and customers alike, the bank is dedicated to giving back to the communities it serves through programs such as financial literacy. Rockland Trust offers a wide range of banking, investment, and insurance services.  The bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in Eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile and online banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit us at www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•
further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;

•	the length and extent of economic contraction as a result of the COVID-19 pandemic;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	additional regulatory oversight and additional costs associated with the Company's increase in assets to over $10 billion;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;

•	increased competition in the Company’s market area;

•
adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the effect of laws and regulations regarding the financial services industry;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to , changes to how the Company accounts for credit losses;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2020	December 31 2019	March 31 2019	Mar 2020 vs.	Mar 2020 vs.
				Dec 2019	Mar 2019
Assets
Cash and due from banks	$125,638	$114,686	$106,748	9.55%	17.70%
Interest-earning deposits with banks	345,739	36,288	185,526	852.76%	86.36%
Securities
Trading	2,247	2,179	1,837	3.12%	22.32%
Equities	19,439	21,261	20,357	(8.57)%	(4.51)%
Available for sale	437,296	426,424	437,689	2.55%	(0.09)%
Held to maturity	777,798	740,806	623,243	4.99%	24.80%
Total securities	1,236,780	1,190,670	1,083,126	3.87%	14.19%
Loans held for sale	43,756	33,307	5,586	31.37%	683.32%
Loans
Commercial and industrial	1,448,224	1,395,036	1,150,632	3.81%	25.86%
Commercial real estate	4,061,347	4,002,359	3,254,085	1.47%	24.81%
Commercial construction	527,138	547,293	373,517	(3.68)%	41.13%
Small business	177,820	174,497	166,410	1.90%	6.86%
Total commercial	6,214,529	6,119,185	4,944,644	1.56%	25.68%
Residential real estate	1,528,416	1,590,569	935,238	(3.91)%	63.43%
Home equity - first position	656,994	649,255	642,451	1.19%	2.26%
Home equity - subordinate positions	489,276	484,543	438,290	0.98%	11.63%
Total consumer real estate	2,674,686	2,724,367	2,015,979	(1.82)%	32.67%
Other consumer	27,215	30,087	16,249	(9.55)%	67.49%
Total loans	8,916,430	8,873,639	6,976,872	0.48%	27.80%
Less: allowance for credit losses	(92,376)	(67,740)	(65,140)	36.37%	41.81%
Net loans	8,824,054	8,805,899	6,911,732	0.21%	27.67%
Federal Home Loan Bank stock	23,274	14,424	7,667	61.36%	203.56%
Bank premises and equipment, net	121,873	123,674	98,843	(1.46)%	23.30%
Goodwill	506,206	506,206	256,105	—%	97.66%
Other intangible assets	27,466	29,286	14,339	(6.21)%	91.55%
Cash surrender value of life insurance policies	197,772	197,372	161,521	0.20%	22.44%
Other assets	527,682	343,353	166,264	53.68%	217.38%
Total assets	$11,980,240	$11,395,165	$8,997,457	5.13%	33.15%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$2,820,312	$2,662,591	$2,329,566	5.92%	21.07%
Savings and interest checking accounts	3,428,546	3,232,909	2,914,367	6.05%	17.64%
Money market	1,897,632	1,856,552	1,496,118	2.21%	26.84%
Time certificates of deposit	1,269,708	1,395,315	723,551	(9.00)%	75.48%
Total deposits	9,416,198	9,147,367	7,463,602	2.94%	26.16%
Borrowings
Federal Home Loan Bank borrowings	358,591	115,748	25,752	209.80%	1,292.48%
Line of credit, net	—	—	49,993	n/a	(100.00)%
Long-term borrowings, net	74,920	74,906	74,914	0.02%	0.01%
Junior subordinated debentures, net	62,849	62,848	73,082	—%	(14.00)%
Subordinated debentures, net	49,625	49,601	84,299	0.05%	(41.13)%
Total borrowings	545,985	303,103	308,040	80.13%	77.24%
Total deposits and borrowings	9,962,183	9,450,470	7,771,642	5.41%	28.19%
Other liabilities	338,401	236,552	121,277	43.06%	179.03%

Total liabilities	10,300,584	9,687,022	7,892,919	6.33%	30.50%
Stockholders' equity
Common stock	331	342	280	(3.22)%	18.21%
Additional paid in capital	962,513	1,035,450	527,795	(7.04)%	82.36%
Retained earnings	667,084	654,182	569,582	1.97%	17.12%
Accumulated other comprehensive income, net of tax	49,728	18,169	6,881	173.70%	(622.69)%
Total stockholders' equity	1,679,656	1,708,143	1,104,538	(1.67)%	52.07%
Total liabilities and stockholders' equity	$11,980,240	$11,395,165	$8,997,457	5.13%	33.15%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2020	December 31 2019	March 31 2019	Mar 2020 vs.	Mar 2020 vs.
				Dec 2019	Mar 2019
Interest income
Interest on federal funds sold and short-term investments	$160	$454	$426	(64.76)%	(62.44)%
Interest and dividends on securities	7,966	8,161	7,478	(2.39)%	6.53%
Interest and fees on loans	99,022	104,724	83,608	(5.44)%	18.44%
Interest on loans held for sale	232	364	31	(36.26)%	648.39%
Total interest income	107,380	113,703	91,543	(5.56)%	17.30%
Interest expense
Interest on deposits	10,892	11,134	7,028	(2.17)%	54.98%
Interest on borrowings	2,184	2,576	1,990	(15.22)%	9.75%
Total interest expense	13,076	13,710	9,018	(4.62)%	45.00%
Net interest income	94,304	99,993	82,525	(5.69)%	14.27%
Provision for credit losses	25,000	4,000	1,000	nm	nm
Net interest income after provision for credit losses	69,304	95,993	81,525	(27.80)%	(14.99)%
Noninterest income
Deposit account fees	4,970	5,255	4,406	(5.42)%	12.80%
Interchange and ATM fees	4,896	5,705	4,516	(14.18)%	8.41%
Investment management	6,829	7,630	6,748	(10.50)%	1.20%
Mortgage banking income	861	3,270	806	(73.67)%	6.82%
Increase in cash surrender value of life insurance policies	1,276	1,441	972	(11.45)%	31.28%
Gain on life insurance benefits	357	—	—	100.00%	100.00%
Loan level derivative income	3,597	2,166	641	66.07%	461.15%
Other noninterest income	3,649	7,830	3,444	(53.40)%	5.95%
Total noninterest income	26,435	33,297	21,533	(20.61)%	22.77%
Noninterest expenses
Salaries and employee benefits	37,349	37,764	33,117	(1.10)%	12.78%
Occupancy and equipment expenses	9,317	9,098	7,130	2.41%	30.67%
Data processing and facilities management	1,658	1,633	1,326	1.53%	25.04%
FDIC assessment	—	—	616	n/a	(100.00)%
Merger and acquisition expense	—	—	1,032	n/a	(100.00)%
Other noninterest expenses	18,516	18,950	13,090	(2.29)%	41.45%
Total noninterest expenses	66,840	67,445	56,311	(0.90)%	18.70%
Income before income taxes	28,899	61,845	46,747	(53.27)%	(38.18)%
Provision for income taxes	2,148	14,368	11,522	(85.05)%	(81.36)%
Net Income	$26,751	$47,477	$35,225	(43.65)%	(24.06)%

Weighted average common shares (basic)	34,184,431	34,374,953	28,106,184
Common share equivalents	36,827	46,245	54,466

Weighted average common shares (diluted)	34,221,258	34,421,198	28,160,650

Basic earnings per share	$0.78	$1.38	$1.25	(43.48)%	(37.60)%
Diluted earnings per share	$0.78	$1.38	$1.25	(43.48)%	(37.60)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$26,751	$47,477	$35,225
Noninterest expense components
Add - merger and acquisition expenses	—	—	1,032
Noncore increases to income before taxes	—	—	1,032
Net tax benefit associated with noncore items (1)	—	—	(198)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	—	650
Total tax impact	—	—	452
Noncore increases to net income	—	—	1,484
Operating net income	$26,751	$47,477	$36,709	(43.65)%	(27.13)%

Diluted earnings per share, on an operating basis	$0.78	$1.38	$1.30	(43.48)%	(40.00)%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.74%	3.90%	4.14%
Return on average assets GAAP (calculated by dividing net income by average assets)	0.94%	1.64%	1.62%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	0.94%	1.64%	1.69%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	6.22%	11.06%	13.10%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	6.22%	11.06%	13.65%
nm - not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2020	December 31 2019	March 31 2019
Nonperforming loans
Commercial & industrial loans	$21,435	$22,574	$25,879
Commercial real estate loans	4,949	3,234	1,539
Small business loans	450	311	180
Residential real estate loans	14,502	15,012	8,517
Home equity	6,571	6,835	7,202
Other consumer	133	83	14
Total nonperforming loans	48,040	48,049	43,331
Other real estate owned	—	—	—
Total nonperforming assets	$48,040	$48,049	$43,331

Nonperforming loans/gross loans	0.54%	0.54%	0.62%
Nonperforming assets/total assets	0.40%	0.42%	0.48%
Allowance for credit losses/nonperforming loans	192.29%	140.98%	150.33%
Allowance for credit losses/total loans	1.04%	0.76%	0.93%
Delinquent loans/total loans	0.33%	0.29%	0.25%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2020	December 31 2019	March 31 2019

Nonperforming assets beginning balance	$48,049	$48,202	$45,418
New to nonperforming	6,515	13,457	1,857
Loans charged-off	(734)	(3,467)	(559)
Loans paid-off	(5,079)	(7,222)	(3,171)
Loans restored to performing status	(561)	(391)	(232)
Sale of other real estate owned	—	(2,500)	—
Other	(150)	(30)	18
Nonperforming assets ending balance	$48,040	$48,049	$43,331

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2020	December 31 2019	March 31 2019
Net charge-offs (recoveries)
Commercial and industrial loans	$(42)	$240	$(124)
Commercial real estate loans	—	2,532	(33)
Small business loans	106	176	118
Residential real estate loans	(1)	(1)	(1)
Home equity	80	(12)	47
Other consumer	241	267	146
Total net charge-offs	$384	$3,202	$153

Net charge-offs to average loans (annualized)	0.02%	0.14%	0.01%

	Troubled Debt Restructurings At
	March 31 2020	December 31 2019	March 31 2019
Troubled debt restructurings on accrual status	$18,129	$19,599	$23,053
Troubled debt restructurings on nonaccrual status	23,842	24,766	28,908
Total troubled debt restructurings	$41,971	$44,365	$51,961

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2020	December 31 2019	March 31 2019
Gross loans/total deposits	94.69%	97.01%	93.48%
Common equity tier 1 capital ratio (1)	11.94%	12.86%	12.09%
Tier 1 leverage capital ratio (1)	10.74%	11.28%	10.64%
Common equity to assets ratio GAAP	14.02%	14.99%	12.28%
Tangible common equity to tangible assets ratio (2)	10.01%	10.80%	9.56%
Book value per share GAAP	$50.50	$49.69	$39.26
Tangible book value per share (2)	$34.46	$34.11	$29.64
(1) Estimated number for March 31, 2020.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$72,552	$160	0.89%	$99,173	$454	1.82%	$68,994	$426	2.50%
Securities
Securities - trading	2,263	—	—%	2,041	—	—%	1,616	—	—%
Securities - taxable investments	1,189,965	7,957	2.69%	1,177,084	8,150	2.75%	1,084,747	7,465	2.79%
Securities - nontaxable investments (1)	1,237	12	3.90%	1,476	14	3.76%	1,738	17	3.97%
Total securities	$1,193,465	$7,969	2.69%	$1,180,601	$8,164	2.74%	$1,088,101	$7,482	2.79%
Loans held for sale	28,045	232	3.33%	41,127	364	3.51%	3,445	31	3.65%
Loans
Commercial and industrial (1)	1,403,199	16,940	4.86%	1,384,063	18,534	5.31%	1,113,819	14,440	5.26%
Commercial real estate (1)	4,012,125	45,851	4.60%	3,994,496	48,673	4.83%	3,240,346	39,230	4.91%
Commercial construction	555,741	6,901	4.99%	555,328	7,226	5.16%	386,736	5,617	5.89%
Small business	174,668	2,562	5.90%	172,647	2,560	5.88%	165,374	2,484	6.09%
Total commercial	6,145,733	72,254	4.73%	6,106,534	76,993	5.00%	4,906,275	61,771	5.11%
Residential real estate	1,560,839	14,619	3.77%	1,607,939	15,024	3.71%	926,945	9,547	4.18%
Home equity	1,136,931	11,827	4.18%	1,134,192	12,367	4.33%	1,086,620	12,175	4.54%
Total consumer real estate	2,697,770	26,446	3.94%	2,742,131	27,391	3.96%	2,013,565	21,722	4.38%
Other consumer	27,843	572	8.26%	28,407	593	8.28%	16,087	313	7.89%
Total loans	$8,871,346	$99,272	4.50%	$8,877,072	$104,977	4.69%	$6,935,927	$83,806	4.90%
Total interest-earning assets	$10,165,408	$107,633	4.26%	$10,197,973	$113,959	4.43%	$8,096,467	$91,745	4.60%
Cash and due from banks	122,707			120,758			105,194
Federal Home Loan Bank stock	14,699			13,113			11,697
Other assets	1,166,775			1,122,737			617,259
Total assets	$11,469,589			$11,454,581			$8,830,617
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,270,719	$1,934	0.24%	$3,225,413	$2,117	0.26%	$2,891,613	$1,954	0.27%
Money market	1,872,003	3,173	0.68%	1,880,638	3,756	0.79%	1,464,151	2,719	0.75%
Time deposits	1,346,890	5,785	1.73%	1,427,513	5,261	1.46%	717,081	2,355	1.33%
Total interest-bearing deposits	$6,489,612	$10,892	0.68%	$6,533,564	$11,134	0.68%	$5,072,845	$7,028	0.56%
Borrowings
Federal Home Loan Bank borrowings	131,225	528	1.62%	74,094	410	2.20%	112,898	710	2.55%
Line of Credit	—	—	—%	—	—	—%	2,221	21	3.83%
Long-term borrowings	74,912	561	3.01%	74,839	612	3.24%	3,331	32	3.90%
Junior subordinated debentures	62,849	478	3.06%	62,848	497	3.14%	73,287	684	3.79%
Subordinated debentures	49,612	617	5.00%	66,593	1,057	6.30%	44,678	543	4.93%
Total borrowings	$318,598	$2,184	2.76%	$278,374	$2,576	3.67%	$236,415	$1,990	3.41%
Total interest-bearing liabilities	$6,808,210	$13,076	0.77%	$6,811,938	$13,710	0.80%	$5,309,260	$9,018	0.69%
Noninterest-bearing demand deposits	2,680,718			2,712,829			2,317,209
Other liabilities	251,469			226,223			113,688
Total liabilities	$9,740,397			$9,750,990			$7,740,157
Stockholders' equity	1,729,192			1,703,591			1,090,460

Total liabilities and stockholders' equity	$11,469,589			$11,454,581			$8,830,617

Net interest income		$94,557			$100,249			$82,727

Interest rate spread (2)			3.49%			3.63%			3.91%

Net interest margin (3)			3.74%			3.90%			4.14%

Supplemental Information
Total deposits, including demand deposits	$9,170,330	$10,892		$9,246,393	$11,134		$7,390,054	$7,028
Cost of total deposits			0.48%			0.48%			0.39%
Total funding liabilities, including demand deposits	$9,488,928	$13,076		$9,524,767	$13,710		$7,626,469	$9,018
Cost of total funding liabilities			0.55%			0.57%			0.48%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $253,000, $256,000, and $202,000 for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)

	Year-over-Year
	March 31 2020	March 31 2019	BHB Balances Acquired	Loans Sold (1)	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial	$1,448,224	$1,150,632	$259,592	$—	$38,000	3.30%
Commercial real estate	4,061,347	3,254,085	838,018	—	(30,756)	(0.95)%
Commercial construction	527,138	373,517	78,609	—	75,012	20.08%
Small business	177,820	166,410	13,851	—	(2,441)	(1.47)%
Total commercial	6,214,529	4,944,644	1,190,070	—	79,815	1.61%
Residential real estate	1,528,416	935,238	807,154	67,170	(146,806)	(15.70)%
Home equity	1,146,270	1,080,741	64,299	—	1,230	0.11%
Total consumer real estate	2,674,686	2,015,979	871,453	67,170	(145,576)	(7.22)%
Total other consumer	27,215	16,249	12,191	—	(1,225)	(7.54)%
Total loans	$8,916,430	$6,976,872	$2,073,714	$67,170	$(66,986)	(0.96)%

Deposits
Noninterest-bearing demand deposits	$2,820,312	$2,329,566	$301,276	$—	$189,470	8.13%
Savings and interest checking accounts	3,428,546	2,914,367	351,554	—	162,625	5.58%
Money market	1,897,632	1,496,118	543,842	—	(142,328)	(9.51)%
Time certificates of deposit	1,269,708	723,551	733,764	—	(187,607)	(25.93)%
Total deposits	$9,416,198	$7,463,602	$1,930,436	$—	$22,160	0.30%

(1)
During the third quarter of 2019, the Company sold $67.2 million of residential mortgage loans, primarily comprised of acquired BHB loans. The table above adjusts for the amounts sold to arrive at the organic growth/(decline) exclusive of the sale.

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A: NON-GAAP Reconciliation of Capital Metrics

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	March 31 2020	December 31 2019	March 31 2019
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,679,656	$1,708,143	$1,104,538	(a)
Less: Goodwill and other intangibles	533,672	535,492	270,444
Tangible common equity	$1,145,984	$1,172,651	$834,094	(b)
Tangible assets
Assets (GAAP)	$11,980,240	$11,395,165	$8,997,457	(c)
Less: Goodwill and other intangibles	533,672	535,492	270,444
Tangible assets	$11,446,568	$10,859,673	$8,727,013	(d)

Common Shares	33,260,005	34,377,388	28,137,504	(e)

Common equity to assets ratio (GAAP)	14.02%	14.99%	12.28%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	10.01%	10.80%	9.56%	(b/d)
Book value per share (GAAP)	$50.50	$49.69	$39.26	(a/e)
Tangible book value per share (Non-GAAP)	$34.46	$34.11	$29.64	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended
	March 31 2020	December 31 2019	March 31 2019
Net interest income (GAAP)	$94,304	$99,993	$82,525	(a)

Noninterest income (GAAP)	$26,435	$33,297	$21,533	(b)
Noninterest income on an operating basis (Non-GAAP)	$26,435	$33,297	$21,533	(c)

Noninterest expense (GAAP)	$66,840	$67,445	$56,311	(d)
Less:
Merger and acquisition expense	—	—	1,032
Noninterest expense on an operating basis (Non-GAAP)	$66,840	$67,445	$55,279	(e)

Total revenue (GAAP)	$120,739	$133,290	$104,058	(a+b)
Total operating revenue (Non-GAAP)	$120,739	$133,290	$104,058	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	21.89%	24.98%	20.69%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	21.89%	24.98%	20.69%	(c/(a+c))
Efficiency ratio (GAAP based)	55.36%	50.60%	54.12%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	55.36%	50.60%	53.12%	(e/(a+c))

APPENDIX C: Current Expected Credit Loss ("CECL")

•	Adoption:

◦	January 1, 2020 adoption of CECL resulted in a minimal change to the allowance as compared to the previous incurred loss methodology.

◦	The table below details the changes in composition of the allowance by portfolio, which are primarily driven by life of loan assumptions.

◦	All former purchased credit impaired loans transition to the new guidance as purchase credit deteriorated loans, with a day 1 allowance gross up recorded to reflect estimated loss on these loans.

•	Regulatory capital implications: the Company chose not to delay the impact of CECL implementation on capital.

•	Quarter end assumptions:

◦	Reasonable and supportable forecast period of 1 year; reversion period of 6 months.

◦	Incorporated the Moody's Scenario 4 (S-4) for economic outlook, which includes the following assumptions related to the COVID-19 pandemic:

▪	Assumes that the COVID-19 crisis will persist and continue to meaningfully impact the economy

▪	Unemployment rate peaks at 16.9% in Q2 2020 and remains elevated throughout the remainder of the year.

▪	50% of industries will be on lock down throughout Q2 2020 creating additional downward pressure on spending

▪	No sustained economic recovery expected until Q4 2021

▪	Federal funds rates will remain at or near 0% for foreseeable future.

◦	Additional qualitative analysis performed over certain industries & relationships considered "at risk" due to the COVID-19 pandemic.

The following table shows the allowance by category for the periods indicated:

	December 31 2019	January 1 2020	March 31 2020
	Incurred Loss Methodology	CECL Methodology	CECL Methodology

Commercial and industrial	$17,594	$15,659	$21,649
Commercial real estate	32,935	20,224	29,498
Commercial construction	6,053	2,401	3,747
Small business	1,746	2,241	3,829
Residential real estate	3,440	13,691	14,847
Home equity	5,576	12,907	17,910
Other consumer	396	637	896
Total allowance for credit losses	$67,740	$67,760	$92,376

APPENDIX D: Rockland Trust COVID-19 Response

Colleagues

•	We have maintained full time compensation for employees despite reduced work schedules;

•	We have not laid off or furloughed any employees due to COVID-19 to date;

•
We have rapidly provided almost 600 employees, or about 86% of our non-retail workforce, with the capability to work remotely and implemented "work from home" protocols without any material degradation to customer service or operations;

•	We implemented a new retail branch service format, with drive up service only at the 89 bank branches with drive up windows;

•	We have 37 branch lobbies open by appointment only to handle customer service needs that cannot be addressed at a drive up window and installed Plexiglas screens in those lobbies;

•	We implemented physical distancing, safety, and hygiene protocols for colleagues not working remotely;

•	We increased colleague education over appropriate hygiene and proper measures to take if feeling ill in accordance with public health guidelines;

•	We increased cleaning frequency for our branches and offices;

•	We have significantly increased our communication via email and video conferencing to build and strengthen community among our colleagues; and,

•	We have shared communications regarding mental health and morale strengthening, including resources available to all colleagues and their families.

Customer Accommodations

•	We increased Automated Teller Machine and Debit card limits;

•	We increased mobile deposit limits for individuals and businesses;

•	We are waiving early withdrawal fees for all Certificates of Deposits;

•	We are also waiving late charges for consumer, small business, and commercial loans until further notice;

•	We have accommodated requests for payment deferrals and modifications (refer to Appendix F for more details);

•	We implemented a 90 day foreclosure moratorium for residential mortgage loans; and,

•
We mobilized over 350 colleagues, or about 25% of our workforce, by temporarily revising primary work responsibilities in order to rapidly implement the PPP authorized by the CARES Act (refer to Appendix G for more details).

Community Support

In March Rockland Trust announced that, in addition to already planned community support, Rockland Trust and its affiliated charitable foundations will donate an additional $500,000 to support those affected by the pandemic. Phase one of that support, which involves $140,000 of grants in the aggregate from our affiliated foundations to nine intermediary organizations in Eastern Massachusetts, Worcester, Cape Cod, Martha’s Vineyard and Nantucket Islands, and Rhode Island to support key nonprofit organizations meeting urgent/basic needs has been distributed.

APPENDIX E: Potential impact of COVID-19 to Commercial Portfolios

While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be most "at risk" due to the pandemic (i.e., Accommodations, Food Services, Retail Trade, Health Care & Social Assistance, Other Services (except Public Administration), Arts, Entertainments & Recreation, Transportation & Warehousing, as well as Educational Services). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

The table below provides total outstanding balances of commercial loans as of March 31, 2020 within industries that could potentially be more impacted by the COVID-19 pandemic:

Potentially Impacted COVID-19 Industries
(Dollars in thousands)
	Balance	% of total Loans	% Secured by Real Estate	Additional commentary:
Accommodation	$411,384	4.6%	98.0%
The accommodation portfolio consists of 70 properties representing a combination of flagged (60%) and non-flagged hotels, motels and inns (40%). Approximately 90% of the balances outstanding are secured by properties located within New England states with the largest concentration in Massachusetts (61%). The average borrower loan size is $4.1 million and the portfolio balance weighted average loan-to-value is 54.8%.

Food Services	155,415	1.7%	61.3%
The food services portfolio includes full-service restaurants (67%), limited service restaurants including fast food (30%) and other types of food service (caterers, bars, mobile food service, 3%). The average borrower loan size is approximately $388 thousand and approximately 61% of the loan balances outstanding are secured by real estate assets with a portfolio balance weighted average loan-to-value of 46.7%.

Retail Trade	526,711	5.9%	43.1%
The Retail Trade portfolio consists broadly of food and beverage stores (39%), motor vehicle and parts dealers (29%), gasoline stations (13%), non-store retail fuel dealers (7%), furniture and home furnishing stores (6%) and other types of retailers (7%). Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets. Approximately 43% of the Retail Trade portfolio is secured by real estate with a portfolio balance weighted average loan-to-value of 54.0%. The average borrower loan size is $466 thousand.

Health Care and Social Assistance	206,484	2.3%	69.7%
The healthcare portfolio consists of nursing and residential care facilities (38%), ambulatory care (29%), social assistance (19%) and Hospitals (14%). Approximately 70% of this portfolio is secured by real estate with a portfolio balance weighted average loan-to-value of 46.9%. The average borrower loan size in the healthcare portfolio is $652 thousand.

Other Services (except Public Administration)	160,159	1.8%	49.1%
The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (45%), repair and maintenance businesses (29%) and personal services, including car washes, beauty salons, laundry services, funeral homes, pet care and other types of services (26%). Approximately 49% of the ‘other services’ portfolio is secured by real estate with a portfolio balance weighted average loan-to-value ratio of 46.5%. The average borrower loan size is $272 thousand.

Arts, Entertainment, and Recreation	88,202	1.0%	82.8%
The Arts Entertainment and Recreation portfolio segment includes fitness and recreational sports centers (30%), amusement and theme parks (18%), Bowling centers (12%), Golf Courses (11%), marinas (9%) and other types of recreation (20%). Real estate secures approximately 83% of balances outstanding at a portfolio balance weighted average loan-to-value of 44.0%. The average borrower loan size is $737 thousand.

Transportation and Warehousing	84,805	1.0%	56.0%
The transportation and Warehousing portfolio consists of warehousing and storage (52%), transit, ground passenger transportation and truck transportation (35%) and other transportation related activities (13%). The average borrower loan size is $611 thousand. Approximately 56% of the portfolio is secured by real estate with a portfolio balance weighted average loan-to-value of 52.2%. The average borrower loan size is $611 thousand.

Educational Services	44,922	0.5%	89.5%
The Educational Services portfolio consists of elementary and secondary schools (48%), colleges and universities (35%) and other types of for profit and not-for-profit educational and training schools (17%). Real estate collateral secures 89% of the outstanding balances in this portfolio segment with a portfolio balance weighted average loan-to-value of 31.8%. The average borrower loan size is $598 thousand.

Total	$1,678,082	18.8%	66.1%

Average total loan size varies across the Commercial portfolio with Commercial Real Estate loans having an average size of $1.1 million, Commercial and Industrial loans have an average loan size of $141,000 and Small Business loans, which are all under $5.0 million, have an average loan size of $32,000. Additional details below are provided regarding loan sizes of the Commercial Real Estate and Commercial and Industrial portfolios, as of March 31, 2020:

Average loan size - Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,582,309	$875,284	$788,126	$364,596	$4,610,315
# of loans	4,125	124	58	15	4,322

Average loan size - Commercial and Industrial
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$908,353	$238,401	$259,619	$46,829	$1,453,202
# of loans	10,250	35	18	2	10,305

As noted in table below, aside from a slight increase in Commercial and Industrial line utilization from year end levels, overall line utilization has not changed materially throughout the first quarter of 2020. The table below shows the line of credit utilization rates by financial statement category for the periods indicated below:

Line of Credit Utilization Rates
	December 31, 2019	March 31, 2020
Commercial and industrial	42.69%	45.41%
Commercial construction	59.46%	58.30%
Small business	41.13%	42.11%
Home equity	42.14%	42.04%
Other consumer	31.07%	25.36%

APPENDIX F: COVID-19 Related Modifications through April 17, 2020

Rockland Trust has offered needs based payment relief options for commercial and small business loans, residential mortgages, and home equity loans and lines of credit and monitors loan modification requests daily. The following table summarizes the loan modification requests which Rockland Trust has received as of April 17, 2020 and anticipates will be approved:

Loan Modification Requests by Loan Category:
	# of Loans	% of Total Loans (#)	Balance as of March 31, 2020	% of Total Loans ($)
			(Dollars in thousands)
Commercial and industrial	306	0.69%	$142,354	1.60%
Commercial real estate	472	1.06%	778,793	8.73%
Construction	10	0.02%	14,617	0.16%
Small Business	274	0.62%	19,936	0.22%
Residential real estate	390	0.88%	161,961	1.82%
Home equity	284	0.64%	41,482	0.47%
Other consumer	22	0.05%	434	—%
Total	1,758	3.96%	$1,159,577	13.00%

APPENDIX G: Paycheck Protection Program (PPP) Loans and Liquidity Monitoring

PPP Information

As of Friday April 17, 2020 Rockland Trust Company had:

•	Received over 4,000 PPP loan applications;

•	Processed an SBA guarantee for over 2,900 PPP loans, with an aggregate dollar value of approximately $700 million;

•	The average loan size of the PPP loans for which we have obtained an SBA guarantee is $237,000; and

•
The closing of the PPP loans for which we have received an SBA guarantee is estimated to result in approximately $20.4 million of processing fee income, which will be deferred through net interest income over the life of the loans.

Liquidity Monitoring

PPP fundings and loan modifications will put a temporary strain on our liquidity, however we have sufficient sources of liquidity through various channels as noted in the table below as of March 31, 2020:

	Outstanding	Additional Borrowing Capacity
	(Dollars in thousands)
Federal Home Loan Bank of Boston	$358,591	$1,179,248
Federal Reserve Bank of Boston	—	692,179
Unpledged Securities	—	754,494
Line of Credit	—	50,000
Long-term borrowing	74,920	—
Junior subordinated debentures	62,849	—
Subordinated debt	49,625	—
Reciprocal deposits	218,971	—
Brokered deposits	197,436	—
	$962,392	$2,675,921